Exhibit 99.1

For Immediate Release

IRIDEX Announces Preliminary Unaudited Revenues

For 2013 Fourth Quarter and Year End

MOUNTAIN VIEW, Calif., January 28, 2014 -- IRIDEX Corporation (Nasdaq:IRIX) today reported preliminary revenues of approximately $10.6 million and $38.3 million for the fourth quarter and full year 2013, respectively. Preliminary revenues in the fourth quarter exceeded the high end of the Company’s guidance and were driven by a continued strong uptick in sales of laser systems both in the U.S. and internationally. Management had projected revenues to be between $10.2 million and $10.5 million in the fourth quarter of 2013.

“We are very pleased to see the strong top line results based on the traction gained by our new commercial model and an evolving global recognition of lasers as a clinically durable and cost-effective tool for preventing vision loss which is in line with the move in healthcare at large towards value based medicine,” said CEO William M. Moore. “The global distribution and supply agreement we announced with Peregrine last April is proving to be an exceptionally good strategy so far. It has enabled us to extend our sales force, broaden our channel offering, get consumable products to market faster and allowed our direct sales team to better focus on capital equipment sales.”

Moore added that the product mix during the fourth quarter continued to be weighted toward laser system sales rather than the higher gross margin consumables. As a result, IRIDEX anticipates gross margins for the 2013 fourth quarter just slightly below the guidance of between 49 percent and 51 percent. And operating expenses for the period are expected to be at high end of the guidance range at approximately $4.6 million.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s anticipated revenues, gross margins, expenses and other financial results for the fourth quarter and full year 2013, the markets and demand for the Company’s products, the Company’s commercial model and strategic plan, including its partnering arrangement with Peregrine, and its product offerings and product mix, and any other matters that do not constitute historical facts.  These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors.  Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended December 29, 2012, and our Quarterly Reports on Form

10-Q for the fiscal quarters ended March 30, 2013, June 29, 2013, and September 28, 2013, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Contact:	Investor Relations Contact:

Jim Mackaness	Matt Clawson
CFO & COO	Allen & Caron
650-940-4700	949-474-4300
matt@allencaron.com